UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TNT N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Inapplicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Neptunusstraat 41 - 63

2132 JA Hoofddorp

The Netherlands

(Address, including zip code, of registrant’s principal executive offices)

TNT Performance Share Plan

(Full title of the plan)

Ruth Dicker

TNT Logistics North America Inc.

10751 Deerwood Park Blvd., Suite 200

Jacksonville, Florida 32256

Telephone: +1 904 996 1256

 (Name, address and telephone number, including area code, of agent for service)

Copy to:

Paul D. Burns

Allen & Overy LLP

One New Change
London EC4M 9QQ

United Kingdom
+44 (0)20 7330 3000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary shares, par value €0.48	4,500,000	$26.95	$121,275,000.00	$14,274.07

(1) This amount also includes an indeterminate number of ordinary shares that may be issuable as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low prices of ordinary shares reported on the New York Stock Exchange on April 27, 2005.

PART I - Information Required in the Section 10(a) Prospectus

ITEM 1.  Plan Information

Not filed as part of this Registration Statement pursuant to Note to part 1 of Form S-8.

ITEM 2.  Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to Note to part 1 of Form S-8.

PART II - Information Required in the Registration Statement

ITEM 3.  Incorporation of Documents by Reference

The following documents, as filed by TNT N.V. (the “Company”) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement and made a part hereof:

(a)     the Company’s Annual Report on Form 20-F, filed with the Commission on March 2, 2005, for the year ended December 31, 2004 (the “Form 20-F”);

(b)     the description of the Company’s ordinary shares as contained in the Form 20-F, including any amendment or report filed for the purpose of updating such description;

(c)     the revised form of American Depositary Receipts (reflecting the Company’s name change to TNT N.V.), filed with the Commission pursuant to Rule 424(b)(3) of the Securities Act on April 27, 2005; and

(d)     the Company’s reports on Form 6-K furnished to the Commission on March 16, 2005, March 24, 2005, April 5, 2005, April 19, 2005, April 22, 2005 and May 2, 2005.

Each document mentioned above that was filed by the Company with the Commission prior to April 12, 2005 was filed under the Company’s former name, TPG N.V.

Each

•      document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; and

•      report on Form 6-K furnished by the Company to the Commission that indicates that it is incorporated by reference in this Registration Statement subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document.

For purposes of this Registration Statement, any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  Description of Securities

Not applicable.

ITEM 5.  Interests of Named Experts and Counsel

Jans van der Woude, Director Corporate Legal of TNT, has provided an opinion as to the legal issuance of the ordinary shares registered hereby, a copy of which is attached hereto as Exhibit 5.1.  Ms. van der Woude is a full-time employee of TNT and, as of May 3, 2005, held 17,000 options on TNT ordinary shares granted between 2001 and 2004.  In addition, under the Performance Share Plan she will be awarded 2,400 rights on ordinary shares.

ITEM 6.  Indemnification of Directors and Officers

The Company’s Articles of Association provide for indemnification for each member of the Company’s Board of Management and Supervisory Board against any and all liabilities, claims, judgments, fines and penalties incurred by the board member as a result of any civil, criminal or administrative action, brought by any party other than TNT or its group companies, in relation to acts or omissions in or related to the individual’s capacity as a board member of the Board of Management or the Supervisory Board. Members of the Board of Management and Supervisory Board will not be indemnified with respect to claims insofar as they relate to the gaining in fact of personal profits, advantages or remuneration to which he or she was not legally entitled, or if the director shall have been adjudged to be liable for willful misconduct or intentional recklessness. In addition, the indemnification does not cover “internal liability”, defined as liability of the director towards TNT.

We may enter into indemnity agreements with our directors, officers, employees and agents against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law.

Members of the Board of Management and the Supervisory Board are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.

ITEM 7.  Exemption from Registration Claimed

Not applicable.

ITEM 8.  Exhibits

The following are exhibits filed as part of this Registration Statement:

Exhibit Number	Exhibit

4.1	Rules of the TNT Performance Share Plan

4.2	Articles of Association of the Company, as amended (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K, furnished to the Commission on May 2, 2005)

4.3	Form of American Depositary Receipt (incorporated by reference to the Company’s filing under Rule 424(b)(3) relating to the Company’s Registration Statement on Form F-6 (Registration No. 333-8802))

5.1	Opinion of Jans van der Woude, Director Corporate Legal of TNT, as to the validity of the ordinary shares covered by this Registration Statement

23.1	Consent of Jans van der Woude (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers Accountants N.V.

24.1	Power of Attorney (set forth on the signature pages of this Registration Statement)

ITEM 9.  Undertakings

(a)     The Company hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hoofddorp, The Netherlands, on May 3, 2005.

TNT N.V.

By:	/s/ M.P. BAKKER
	Name:	M.P. Bakker
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M.P. Bakker and J.G. Haars and each of them (with full power in each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent registration statements pursuant to Instruction E of Form S-8 under the Securities Act, and any or all amendments (including post-effective amendments) to this Registration Statement or any such subsequent registration statement, and to file such subsequent registration statements and such amendments, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. P. BAKKER	Chief Executive Officer	May 3, 2005
M. P. Bakker

/s/ J. G. HAARS	Chief Financial Officer	May 3, 2005
J. G. Haars

/s/ H. POPPING	Principal Accounting Officer	May 3, 2005
H. Popping

/s/ J. H. M. HOMMEN	Supervisory Board Chairman	May 3, 2005
J. H. M. Hommen

/s/ J. M. T. COCHRANE	Supervisory Board Vice Chairman	May 3, 2005
J. M. T. Cochrane

/s/ R. J. N. ABRAHAMSEN	Supervisory Board Member	May 3, 2005
R. J. N. Abrahamsen

/s/ R. DAHAN	Supervisory Board Member	May 3, 2005
R. Dahan

/s/ V. HALBERSTADT	Supervisory Board Member	May 3, 2005
V. Halberstadt

/s/ W. KOK	Supervisory Board Member	May 3, 2005
W. Kok

/s/ S. LEVY	Supervisory Board Member	May 3, 2005
S. Levy

/s/ G. MONNAS	Supervisory Board Member	May 3, 2005
G. Monnas

/s/ R. W. H. STOMBERG	Supervisory Board Member	May 3, 2005
R. W. H. Stomberg

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF TNT N.V.

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of TNT N.V., has signed this registration statement in Jacksonville, Florida on May 3, 2005.

TNT Logistics North America Inc.

By:	/s/ RUTH DICKER
Name:	Ruth Dicker
Title:	Vice President General Counsel

Exhibit Index

Exhibit Number	Exhibit

4.1	Rules of the TNT Performance Share Plan

4.2	Articles of Association of the Company, as amended (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K, furnished to the Commission on May 2, 2005)

4.3	Form of American Depositary Receipt (incorporated by reference to the Company’s filing under Rule 424(b)(3) relating to the Company’s Registration Statement on Form F-6 (Registration No. 333-8802))

5.1	Opinion of Jans van der Woude, Director Corporate Legal of TNT, as to the validity of the ordinary shares covered by this Registration Statement

23.1	Consent of Jans van der Woude (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers Accountants N.V.

24.1	Power of Attorney (set forth on the signature pages of this Registration Statement)